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                                                                Exhibit No.1(c)
                             BRINSON MONEY SERIES
                (formerly, Mitchell Hutchins LIR Money Series)

             CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY

     I, Keith A. Weller, Vice President and Assistant Secretary of Brinson Money Series ("Trust"), hereby certify that the board of trustees of the Trust duly adopted the following resolutions at a meeting held on May 9, 2001, that the resolutions became effective on that date, and that the Amended and Restated Schedule A attached to this certificate is a true copy of the Amended and Restated Schedule A to the Trust's Trust Instrument that was approved by the board of trustees at its May 9, 2001 meeting:

          RESOLVED, that pursuant to Section 8 of Article X of the Trust's Trust Instrument, the name of the Trust be, and it hereby is, changed from "Mitchell Hutchins LIR Money Series" to "Brinson Money Series" and that the Trust Instrument be, and it hereby is, amended as follows:

          The last sentence of the introductory paragraph of the Trust Instrument is amended to read as follows: "The name of the Trust created by this Trust Instrument is Brinson Money Series."

          Section (m) of Article I of the Trust Instrument is amended to read as follows: "(m) "Trust" means Brinson Money Series established hereby, and reference to the Trust, when applicable to one or more Series, refers to that Series."

          All other references in the Trust Instrument to Mitchell Hutchins LIR Money Series are changed to Brinson Money Series.

          and be it further

          RESOLVED, that pursuant to Section 8 of Article X of the Trust's Trust Instrument, the names of certain of the Series of the Trust shall be changed from "Mitchell Hutchins LIR Select Money Fund," "LIR Cash Reserves Fund" and "LIR Liquid Assets Fund" to "Brinson Select Money Market Fund," "Brinson Cash Reserves Fund" and "Brinson Liquid Assets Fund,"
     respectively, and be it further
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          RESOLVED, that Schedule A of the Trust's Trust Instrument be, and it hereby is, amended and restated to reflect the name changes of the above-referenced Series.
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
Dated:  May 9, 2001                    By:  /s/ Keith A. Weller
                                            -------------------
                                            Keith A. Weller
                                            Vice President and Assistant Secretary
                                            Brinson Money Series

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New York, New York (ss)

Subscribed and sworn to before me this 9th day of May, 2001.


/s/ Evelyn De Simone
--------------------
Notary Public
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                     Schedule A to Declaration of Trust of
                              Brinson Money Series

                     (As Amended and Restated May 9, 2001)

Series of the Trust
-------------------

Brinson Cash Reserves Fund
Brinson Liquid Assets Fund
LIR Premier Money Market Fund
LIR Premier Tax-Free Money Market Fund
Brinson Select Money Market Fund


Classes of Shares of Brinson Select Money Market Fund
-----------------------------------------------------

An unlimited number of shares of beneficial interest have been established by the Board as Institutional shares and Financial Intermediary shares of Brinson Select Money Market Fund. The Institutional shares and Financial Intermediary shares represent interests in the assets of only that Series and have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares, except as provided in the Trust's Trust Instrument.